Exhibit 5

September 23, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

This opinion is delivered in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 40,000,000 additional shares (the “Shares”) of Common Stock, par value $.01 per share, of MBNA Corporation, a Maryland corporation (the “Corporation”), to be issued in connection with the Corporation’s 1997 Long Term Incentive Plan (the “1997 Plan”) pursuant to a registration statement on Form S-8 filed on September 23, 2003 (the “Registration Statement”).

In connection with this opinion I have examined the Corporation’s Charter and Bylaws, the resolutions of the Corporation’s Board of Directors authorizing the issuance of the Shares and the Registration Statement and I have examined and relied upon such corporate records of the Corporation and other documents as I have deemed necessary for purposes of this opinion. I have assumed without independent verification the genuineness of signatures, the authenticity of documents, and the conformity with originals of copies.

Based upon the foregoing, I am of the opinion and so advise you that the Shares have been duly authorized and will be, when issued as authorized and subject to the maximum number of shares permitted to be issued pursuant to awards from time to time under the 1997 Plan, validly issued, fully paid and nonassessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/	John W. Scheflen

John W. Scheflen
Chief Counsel